EXHIBIT 99.1

Hutchinson Technology Names Steve Polacek as Senior Vice President and Chief Financial Officer

HUTCHINSON, Minn., March 4, 2010 (GLOBE NEWSWIRE) -- Hutchinson Technology Incorporated (Nasdaq:HTCH) announced today that Steve Polacek will join the company as senior vice president and chief financial officer effective March 8, 2010.

Most recently, Polacek was senior vice president, chief administrative officer and chief financial officer at Opus Corporation, a position he held from 2005 to 2009. In this position, he was responsible for strategic planning, finance, accounting, human resources, legal and information technology.  Opus Corporation, a privately-owned holding company, oversaw operations of the Opus Group of full-service real estate development companies.

Polacek, 50, began his career with Arthur Andersen in 1982, was admitted as a partner in 1993 and was the managing partner of the Minneapolis office from 1995 to 2002. In 2002, he became a partner with Deloitte & Touche LLP, a position he held until 2005.

"Steve brings an impressive background and broad experience in finance, accounting, internal controls and strategic planning," said Wayne Fortun, Hutchinson Technology's president and chief executive officer. "We are pleased to welcome Steve to our executive team and look forward to his financial leadership."

Polacek holds a bachelor's degree in accounting from the University of Nebraska – Lincoln.  He has served on the board of directors for C. H. Robinson Worldwide, Inc. since 2007.

Fortun noted the appointment is part of the company's succession planning and that Polacek succeeds John Ingleman, 64, who will assume the role of senior vice president of administration.  "We appreciate John's strategic contributions over the past 33 years and will continue to benefit from his experience in his new role," said Fortun.

About Hutchinson Technology

Hutchinson Technology is a global technology leader committed to creating value by developing solutions to critical customer problems. The company's Disk Drive Components Division is a leading worldwide supplier of suspension assemblies for disk drives. The company's BioMeasurement Division is focused on bringing new technologies and products to the market that provide information clinicians can use to improve the quality of health care and reduce costs.

CONTACT:  Hutchinson Technology Inc.
          INVESTOR CONTACT:
          Chuck Ives
            320-587-1605
          MEDIA CONTACT:
          Connie Pautz
            320-587-1823